Exhibit 3.2.2

RESOLUTIONS APPROVED BY THE BOARD OF DIRECTORS OF APPLETON

PAPERS INC. AT ITS MEETING FEBRUARY 13, 2003

BE IT RESOLVED, that Article IV of the Amended and Restated By-Laws of the Corporation be, and it hereby is, amended and restated to read as set forth in the form attached hereto as Exhibit A and that a copy of the same be inserted in the front of the minute book of the Corporation;

BE IT FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized on behalf of the Corporation to take any and all action as they in their sole discretion may deem necessary or appropriate in connection with the adoption of the foregoing resolutions.

Exhibit A

ARTICLE IV. OFFICERS

SECTION 1. Number. The principal officers of the Corporation shall be a Chief Executive Officer, one or more Vice Presidents, a Secretary, a Chief Financial Officer, a Treasurer, a Controller, one or more Plant Managers, each of whom shall be elected by the Board of Directors, and from time to time as many other officers, agents and employees as may be appointed by the Board of Directors from time to time. The Corporation may have such other assistant officers as may be deemed necessary from time to time and shall be appointed by either the Board of Directors or the Chief Executive Officer for such term as is specified in the appointment. Any two or more offices may be held by the same person.

SECTION 2. Election and Term of Office. The officers of the Corporation to be elected by the Board of Directors shall be chosen by the Board of Directors. Each officer shall hold office until his successor shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

SECTION 3. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors, whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The Board of Directors or the Chief Executive Officer may remove any assistant officer who was appointed by the Board of Directors or the Chief Executive Officer. Election or appointment shall not of itself create contract rights.

SECTION 4. Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term. A vacancy in any assistant office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors or the Chief Executive Officer for the unexpired portion of the term.

SECTION 5. The Chief Executive Officer. The Chief Executive Officer shall be the chief administrative officer of the Corporation and, subject to the control of the Board of Directors, shall in general administer and manage the business and affairs of the Corporation. He may sign, with the Secretary or any other proper officer of the Corporation authorized by the Board of Directors, certificates for shares of the Corporation, and any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws or some other law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.

SECTION 6. Vice Presidents. One or more of the Vice Presidents may be designated as Executive Vice President. In the absence of the Chief Executive Officer or in the event of his death, inability or refusal to act, the Vice Presidents in the order designated at the time of their election, shall perform the duties of the Chief Executive Officer and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. Any Vice President may sign with the Secretary or Assistant Secretary certificates for shares of the Corporation. Any Vice President shall perform such other duties as are incident to the office of Vice President or as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer. Any Vice President shall do and perform all such other duties and may exercise such other powers as from time to time may be assigned to him by law, by these By-laws, by the Chief Executive officer or by the Board of Directors.

SECTION 7. The Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation. The Chief Financial Officer shall in general perform all of the duties incident to the office of chief financial officer and such other duties as from time to time may be assigned to him by the Chief Executive Officer or by the Board of Directors. If required by the Board of Directors, the Chief Financial Officer shall give a bond for the faithful discharge of the Chief Financial Officer’s duties in such sum and with such surety or sureties as the Board of Directors shall require.

SECTION 8. Treasurer. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum with such surety as the Board of Directors shall determine. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these By-Laws; and (b) in general perform all of the duties incident to the office of the Treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer or by the Board of Directors.

SECTION 9. Secretary. The Secretary shall: (a) keep the minutes of the stockholders’ and the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records; (d) keep a register of the post office address of each stockholder; (e) sign with the Chief Executive Officer or Vice President certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation; and (g) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Chief Executive Officer or by the Board of Directors.

SECTION 10. Controller. The Controller shall: (a) have charge, control, and supervision over the accounting and auditing affairs of the Corporation; (b) prepare and maintain the books of account and the accounting records and papers of the Corporation; (c) establish financial procedures, records, and forms used by the Corporation; (d) file all financial reports and returns, except tax returns, required by law; and (e) in general perform all duties incident to the office of Controller and such other duties as from time to time may be assigned to him by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer. The Controller

shall render to the Chief Executive Officer or the Board of Directors, whenever they may require, an account of the Controller’s transactions.

SECTION 11. Plant Managers. The Plant Managers, in general, shall perform such duties as shall be assigned to them by the Chief Executive Officer or any Vice President and shall be the principal operating managers at each of the Company’s manufacturing facilities in Appleton, Wisconsin, West Carrolton, Ohio and Roaring Spring, Pennsylvania.

SECTION 12. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries, when authorized by the Board of Directors, may sign with the Chief Executive Officer or Vice President certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Secretary, or the Chief Executive Officer or the Chief Financial Officer, respectively.

SECTION 13. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

SECTION 14. Voting Corporation’s Securities. Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meetings of security holders of Corporations in which the Corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities, and which as the owner thereof the Corporation might have possessed and exercised, if present. The Board of Directors by resolution from time to time may confer like powers upon any other person or persons.

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